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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                                               Commission File Number: 000-24742


                           NOTIFICATION OF LATE FILING

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
(Check One):          |X|     Form 10-K and Form 10-KSB                     |_|      Form 11-K
                      |_|     Form 10-Q and Form 10-QSB                     |_|      Form N-SAR
                      |_|     Form 20-F

     For Period Ended: December 31, 2001

                      |_|     Transition Report on Form 10-K                |_|      Transition Report on Form 10-Q
                      |_|     Transition Report on Form 20-F                |_|      Transition Report on From N-SAR
                      |_|     Transition Report on Form 11-K

     For the Transition Period Ended:  __________________

     Read attached Instruction Sheet Before Preparing Form. Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _____________________

____________________________________________________________________________

                                     Part I
                             REGISTRANT INFORMATION


Full Name of Registrant:     OrganiTECH, USA, Inc.
Former Name if Applicable:   Incubate This!, Inc.
Address of Principal Executive Office:

                              Technion Science Park
                               (Street and Number)
                              Nesher, Israel 36601
                               (City and Zip Code)

                                     Part II
                            RULES 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

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
------- --------- ------------------------------------------------------------------------------------------------------------------
X         (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
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X         (b)     The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report of Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
------- --------- ------------------------------------------------------------------------------------------------------------------
          (c)     The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
------- --------- ------------------------------------------------------------------------------------------------------------------
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                                    Part III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period (attach extra sheets if needed).


The Registrant is continuing to review and analyze pertinent information and documentation on recent and ongoing activities of the Registrant, which review and analysis, and any resulting effect on required disclosure, could not be completed within the prescribed time frame, and therefore prevents the Registrant from completing and filing the report on Form 10-KSB without unreasonable effort and expense. The Registrant anticipates that its report on Form 10-KSB will be filed on or before the fifteenth day following its prescribed due date.

                                     Part IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

Lior Hessel, Chief Executive Officer                         972-4-830-8320
------------------------------------ ----------- -------------------------------
               (Name)                (Area Code)           (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

|X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

|_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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                              OrganiTECH, USA, Inc.
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 29, 2002                    By: /s/  Lior Hessel
                                            ----------------------------------
                                            Lior Hessel, Chief Executive Officer

     Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

     Intentional misstatements or representations of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).